Exhibit (h)(xv) under Form N-1A

                                              Exhibit 10 under Item 601/Reg. S-K



                          Amendment #9 to Agreement for

             Administrative Services [and Transfer Agency Services]



     This Amendment #9 to the Agreement for Administrative Services [and Transfer Agency Services], dated November 1, 2000 (as amended, the "Agreement") by and between MTB Group of Funds (the "Investment Company") and Federated Services Company (the "Company") is made this 30th day of June, 2005 by and between the Investment Company and the Company.

     WHEREAS, the parties wish to amend the Agreement as indicated herein to reflect that the Company will no longer being responsible for the preparation and filing of the Investment Company's tax returns.

     NOW, THEREFORE, in consideration of the mutual promises contained within the Agreement and the promises contained herein and for other good and sufficient consideration, the parties, intending to be legally bound, agree as follows:

     1. Effective as of the date hereof, the Company shall no longer be responsible for the preparation and filing of the Investment Company's tax returns and, therefore, Section 1, Article 2, subsection (k) is hereby deleted in its entirety.

     2. If any provision of this Amendment conflicts in whole or in part, with the terms and conditions of the Agreement, then the provisions of this Amendment shall control. All other terms and conditions of the Agreement remain unchanged.


     IN WITNESS WHEREOF, the parties have caused this Amendment #9 to be executed as of the date first above written by their duly authorized representatives.


MTB GROUP OF FUNDS                         FEDERATED SERVICES COMPANY


By:  /s/ Judith J. Mackin                  By:  /s/ Charles L. Davis, Jr.
   -----------------------------              ----------------------------------
Name:  Judith J. Mackin                    Name:  Charles L. Davis, Jr.
Title:  Vice President                     Title:  Vice President